                                                                    EXHIBIT 99.2

                CAMTRONICS MEDICAL SYSTEMS, LTD. AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS

                                  JULY 31, 2005

                                    CONTENTS

                                                                            Page
                                                                            ----
INDEPENDENT AUDITORS' REPORT                                                  3

FINANCIAL STATEMENTS

   Consolidated Balance Sheets                                                4

   Consolidated Statements of Operations and Changes in Retained Earnings
      and Comprehensive Loss                                                  5

   Consolidated Statements of Cash Flows                                      6

   Notes to Consolidated Financial Statements                                 7

                          INDEPENDENT AUDITORS' REPORT

December 30, 2005

Board of Directors
Camtronics Medical Systems, Ltd. and Subsidiaries
Hartland, Wisconsin

We have audited the accompanying consolidated balance sheets of Camtronics Medical Systems, Ltd. and subsidiaries (the Company) as of July 31, 2005 and 2004, and the related consolidated statements of operations and changes in retained earnings and comprehensive loss and cash flows for the three years ended July 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Camtronics Medical Systems, Ltd. and subsidiaries as of July 31, 2005 and 2004, and the results of their operations and their cash flows for the three years ended July 31, 2005 in conformity with accounting principles generally accepted in the United States of America.


                                    /s/ Warren, Averett, Kimbrough & Marino, LLC

Birmingham, Alabama

                CAMTRONICS MEDICAL SYSTEMS, LTD. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                    JULY 31
                                                              ------------------
                                                                2005      2004
                                                              -------   --------
                           ASSETS
CURRENT ASSETS
   Cash                                                       $   743   $   635
   Trade accounts receivable, net of allowance for
      doubtful accounts of $118 and $251 at July 31, 2005
      and 2004, respectively                                    5,849    10,263
   Inventories, net                                             4,293     4,587
   Cost related to deferred revenue                            11,526    12,692
   Deferred income taxes                                        4,350     2,788
   Prepaid expenses and other current assets                      689       861
                                                              -------   -------
      TOTAL CURRENT ASSETS                                     27,450    31,826
Property, plant and equipment, net                              7,015     8,055

Capitalized software development costs, net                     4,048     3,100
Intangible assets, net                                          1,088     4,132
Due from Analogic Corporation                                   1,700     2,292
Other noncurrent assets                                            --     1,651
                                                              -------   -------
                                                                6,836    11,175
                                                              -------   -------
                                                              $41,301   $51,056
                                                              =======   =======

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
   Notes payable                                              $    42   $   785
   Current portion of capital lease obligations                   104       177
   Accounts payable, trade                                      1,701     3,580
   Other accrued expenses                                       3,272     3,245
   Deferred revenue                                            22,372    22,332
   Advance payments and other                                   2,015     1,751
                                                              -------   -------
      TOTAL CURRENT LIABILITIES                                29,506    31,870
Capital lease obligations, less current portion                    58       155
Long-term deferred revenue                                        295       824
Deferred income taxes                                           1,588     2,864

STOCKHOLDERS' EQUITY
   Common stock, $.01 par value; 100,000 shares authorized;         1         1
      61,599 shares issued and outstanding
   Additional paid-in capital                                   2,958     2,958
   Retained earnings                                            6,462    12,150
   Accumulated other comprehensive income                         433       234
                                                              -------   -------
                                                                9,854    15,343
                                                              -------   -------
                                                              $41,301   $51,056
                                                              =======   =======

See notes to consolidated financial statements.

                CAMTRONICS MEDICAL SYSTEMS, LTD. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF OPERATIONS AND CHANGES
                   IN RETAINED EARNINGS AND COMPREHENSIVE LOSS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            YEARS ENDED JULY 31
                                        ---------------------------
                                          2005      2004      2003
                                        -------   -------   -------
REVENUE
   System sales                         $21,529   $35,239   $29,312
   Support services                      16,563    16,113    10,731
                                        -------   -------   -------
                                         38,092    51,352    40,043
COST OF REVENUE
   System sales                          13,731    23,148    16,958
   Support services                       7,327     7,162     4,497
                                        -------   -------   -------
                                         21,058    30,310    21,455
                                        -------   -------   -------
GROSS PROFIT                             17,034    21,042    18,588
OPERATING EXPENSES
   Research and development               7,506     8,668     7,586
   Sales and marketing                    8,651    10,334    10,601
   Parent company management fees           510       527       500
   General and administrative             3,683     3,881     2,520
   Asset impairment charges               3,599        --        --
                                        -------   -------   -------
                                         23,949    23,410    21,207
                                        -------   -------   -------
OPERATING LOSS                           (6,915)   (2,368)   (2,619)
OTHER INCOME (EXPENSE)                     (151)     (246)       90
                                        -------   -------   -------
LOSS BEFORE INCOME TAXES                 (7,066)   (2,614)   (2,529)
BENEFIT (PROVISION) FOR INCOME TAXES      1,378      (113)       97
                                        -------   -------   -------
NET LOSS                                 (5,688)   (2,727)   (2,432)
RETAINED EARNINGS - BEGINNING OF YEAR    12,150    14,877    17,309
                                        -------   -------   -------
RETAINED EARNINGS - END OF YEAR         $ 6,462   $12,150   $14,877
                                        =======   =======   =======
NET LOSS PER SHARE                      $(92.34)  $(44.28)  $(39.47)
                                        =======   =======   =======

NET LOSS                                $(5,688)  $(2,727)  $(2,432)
OTHER COMPREHENSIVE INCOME:
   FOREIGN CURRENCY TRANSLATIONS            199       126       108
                                        -------   -------   -------
COMPREHENSIVE LOSS                      $(5,489)  $(2,601)  $(2,324)
                                        =======   =======   =======

See notes to consolidated financial statements.

                CAMTRONICS MEDICAL SYSTEMS, LTD. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              YEARS ENDED JULY 31
                                                          ---------------------------
                                                           2005       2004      2003
                                                          -------   -------   -------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                               $(5,688)  $(2,727)  $(2,432)
   Adjustments to reconcile net loss to net cash
      provided by operating activities:
      Deferred income taxes                                (2,838)    4,639      (161)
      Depreciation and amortization                         3,075     2,989     3,053
      Provision for (reduction in ) bad debts                (133)      137        (1)
      Loss on disposal of equipment                            13        44        14
      Asset impairment charges                              3,599        --        --
      Equity loss in unconsolidated affiliates                 21        61        62
      Change in accounts receivable                         4,547      (658)   (1,889)
      Change in inventories                                   294     1,034    (1,230)
      Change in cost related to deferred revenue            1,166     3,187    (4,212)
      Change in other assets                                  417       633     1,700
      Change in accounts payable                           (1,879)    1,513    (1,409)
      Change in accrued liabilities                            27      (264)      342
      Change in deferred revenue                             (489)     (804)    6,471
      Change in advance payments and other                    264    (3,742)    3,035
                                                          -------   -------   -------
NET CASH PROVIDED BY OPERATING ACTIVITIES                   2,396     6,042     3,343
CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of property, plant and equipment                (725)   (1,022)   (1,479)
   Capitalized software development costs                  (1,441)   (1,235)   (1,234)
   Net change in due from Analogic Corporation                 --    (2,434)       --
   Purchase or asset acquisitions, net of cash acquired        --    (1,720)   (2,062)
                                                          -------   -------   -------
NET CASH USED IN INVESTING ACTIVITIES                      (2,166)   (6,411)   (4,775)
CASH FLOWS FROM FINANCING ACTIVITIES
   Payments of capital lease obligations                     (170)     (176)     (181)
   Proceeds (payments) on notes payable, net                 (743)     (259)      926
   Net change in due to Analogic Corporation                  592        --       667
                                                          -------   -------   -------
NET CASH PROVIDED (USED) IN FINANCING ACTIVITIES             (321)     (435)    1,412
EFFECT OF EXCHANGE RATE CHANGES ON CASH                       199       126       108
                                                          -------   -------   -------
NET INCREASE (DECREASE) IN CASH                               108      (678)       88
CASH - BEGINNING OF YEAR                                      635     1,313     1,225
                                                          -------   -------   -------
CASH - END OF YEAR                                        $   743   $   635   $ 1,313
                                                          =======   =======   =======

See notes to consolidated financial statements.

CAMTRONICS MEDICAL SYSTEMS, LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS OPERATIONS

Camtronics Medical Systems, Ltd. (the Company) was incorporated in Wisconsin in 1986. Since July 31, 2001, the Company has been a wholly-owned subsidiary of Analogic Corporation (the Parent). On November 1, 2005, Emageon Inc. (Emageon) purchased 100 percent of the Company's outstanding shares. See Note 16 for discussion of the subsequent event transaction.

The Company designs, develops, manufactures and services state-of-the art cardiology image and information management systems, which it sells to hospitals both directly and through third-party distribution agreements. The Company also sells software licenses that were internally developed or acquired under separate agreements and provides ongoing service and maintenance to customers under separate agreements.

SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries: Camtronics Medical Systems Canada (formerly VMI Medical Systems), an engineering and customer support company located in Ottawa, Ontario Canada which was acquired in November 2002; Camtronics Medical Systems, Inc., a Canadian holding company; and Camtronics Foreign Sales Corporation, Inc., a nonoperating foreign sales corporation. All significant intercompany accounts and transactions have been eliminated in consolidation.

ESTIMATES

Preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH

The Company maintains cash at financial institutions which may exceed federally insured amounts.

INVENTORIES

Inventories are stated at the lower of cost or market (net realizable value) using the average cost method and include materials, labor and manufacturing overhead. The Company periodically reviews its quantities of inventories on hand and compares these amounts to expected usage of each particular product or product line. The Company records as a charge to cost of revenue the amount required to reduce the carrying value of the inventories to estimated net realizable value.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are reported at cost and depreciated using the straight-line method over their estimated useful lives. Assets under capital leases and leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the respective leases. Upon retirement or disposal, the cost of the asset disposed of and the related accumulated depreciation are removed from the accounts, and any gain or loss is reflected in the Company's statements of operations and changes in retained earnings. Expenditures for maintenance and repairs are charged to expense when incurred while the costs of significant improvements, which extend the life of the underlying asset, are capitalized.

The annual provisions for depreciation and amortization have been computed in accordance with the following ranges of estimated useful lives:

             ITEM                       ESTIMATED USEFUL LIFE
             ----                       ---------------------
Buildings                                     39 years
Leasehold improvements          Shorter of useful life or lease term
Machinery and equipment                     5 to 7 years
Furniture and fixtures                      3 to 7 years
Computers, software and other               3 to 7 years

CAPITALIZED SOFTWARE DEVELOPMENT COSTS

Software development costs incurred subsequent to establishing technological feasibility through general release of the software products are capitalized in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. Capitalized costs are amortized on a straight-line basis over the estimated economic lives of the related products, generally three years. Amortization expense was $493 in fiscal 2005, $508 in fiscal 2004 and $592 in fiscal 2003 and is included in system sales cost of revenue. The unamortized balance of capitalized software was $4,048 and $3,100 at July 31, 2005 and 2004, respectively.

GOODWILL

The Company discontinued amortizing goodwill as of August 1, 2002, in accordance with SFAS No. 142, Goodwill and Other Intangible Assets, and adopted a policy of evaluating goodwill for potential impairment on an annual basis or at any time that events or changes in circumstances suggest that the carrying amount may not be recoverable from estimated future cash flows. As required by SFAS 142, intangible assets that do not meet the criteria for separate recognition must be classified as goodwill.

REVENUE RECOGNITION AND ACCOUNTS RECEIVABLE

The majority of the Company's revenue is from the sale of software licenses or products in which the software is considered significant. The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants (AICPA)'s Statement of Position (SOP) 97-2, Software Revenue Recognition (SOP 97-2). The application of SOP 97-2 requires judgment, including whether a software arrangement includes multiple elements, and if so, whether vendor-specific objective evidence (VSOE) of fair value exists for those elements. License revenue is recognized upon delivery, provided that persuasive evidence of an arrangement exists, no significant obligations with regards to installation or implementation remain, fees are fixed or determinable, collectibility is probable and customer acceptance, when applicable, is obtained. The Company allocates revenue first to the fair value of the undelivered elements and then allocates the residual revenue to the delivered elements. Hardware and software maintenance is marketed under annual and multiyear arrangements, and revenue is recognized ratably over the contracted maintenance term.

As it relates to services, the Company may also provide services that vary depending on the scope and complexity requested by the customer. Examples of such services include additional database consulting, system configuration, project management, interfacing to existing systems and network consulting. Services generally are not deemed to be essential to the functionality of the software. If the Company has VSOE of fair value for the services, the timing of the software license revenue is not impacted, and service revenue is recognized as the services are performed. The Company commonly performs services for which the Company does not have VSOE of fair value; accordingly, the software license revenue is deferred until the services are completed.

Deferred revenue is comprised of (1) license fee, maintenance and other service revenues for which payment has been received and for which services have not yet been performed and (2) revenue related to delivered components of a multiple-element arrangement for which VSOE of fair value has not been determined for components not yet delivered or accepted by the customer. Deferred costs represent costs related to these revenues, for example, cost of goods sold and services provided and sales commission expenses.

The Company recognizes revenue from its remaining sales in accordance with SEC Staff Accounting Bulletin No. l04, Revenue Recognition in Financial Statements. Revenue related to product sales is recognized upon shipment provided that title and risk of loss have passed to the customer, there is persuasive evidence of an arrangement, the sales price is fixed or determinable, collection of the related receivable is reasonably assured and customer acceptance criteria, if any, have been successfully demonstrated.

The Company's sales contracts generally provide for the customer to accept title and risk of loss when the product leaves the Company's facilities. When shipping terms do not allow for passage of title and risk of loss at the shipping point, the Company defers recognizing revenue until title and risk of loss transfer to the customer. The Company classifies shipping and handling cost in cost of revenue.

The Company grants credit to end users and distributors and performs ongoing credit evaluation of its customers' financial condition. The Company continuously monitors collections and payments from its customers and maintains a provision for estimated credit losses based upon historical experience and specific customer collection issues that have been identified.

WARRANTY COSTS

The Company provides for the estimated cost of product warranties at the time products are shipped. Although the Company engages in extensive product quality programs and processes, its warranty obligations are affected by product failure rates and service delivery costs incurred to correct product failures. Should actual product failure rates or service delivery costs differ from the Company's estimates (which are based on specific warranty claims, historical data, and engineering estimates, where applicable), revision to the estimated warranty liability would be required. Such revisions could adversely affect the Company's operating results. Generally, the Company warrants that its product will perform in all material respects in accordance with its standard published specifications in effect at the time of delivery of the products to the customer for a period of 12 months from the date of delivery.

RESEARCH AND PRODUCT DEVELOPMENT COSTS

Research and product development costs are expensed as incurred and include primarily engineering salaries, overhead and materials used in connection with research and development projects. Project costs are expensed as research and development until technological feasibility is determined for the project.

INCOME TAXES

Deferred income tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company is included in the consolidated federal income tax return of the Parent. The provision for federal income taxes is computed as if the Company was filing a separate federal tax return, excluding certain credits and deductions that were utilized at the consolidated Parent level.

OTHER COMPREHENSIVE INCOME

SFAS No. 130, Reporting Comprehensive Income, established standards for reporting and displaying other comprehensive income and its components. Other comprehensive income consists of foreign currency translation adjustments.

STOCK-BASED COMPENSATION

Employees of the Company participate in key employee stock option plans and key employee stock bonus plans of the Parent. The cost of such benefits is determined by the Parent and allocated to the Company based on its employees' participation in the plans. As permitted under SFAS No. 123, "Accounting for Stock Based Compensation", the Company applied the provisions of the Accounting Principle Board (APB) 25, and related interpretations, with regard to measurement of compensation cost for stock options granted under the Parent equity compensation plans for all periods presented. As permitted under current accounting standards, no compensation cost was recognized in the consolidated statements of operations and changes in retained earnings for the Company's participation in the Parent stock option plans as the option exercise prices were equal to the fair market value of the common stock at date of grant.

NEW ACCOUNTING PRONOUNCEMENTS

In June 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, Accounting Changes and Error Corrections. This statement replaces APB Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. This statement applies to all voluntary changes in accounting for and reporting of changes in accounting principles and is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 is not expected to have a material impact on the Company's financial position or results of operations.

In December 2004, the FASB issued SFAS No. 151, Inventory Costs. SFAS No. 151 clarifies the accounting for inventory when there are abnormal amounts of idle facility expense, freight, handling costs, and wasted materials. Under existing U.S. generally accepted accounting principles (GAAP), items such as idle facility expense, excessive spoilage, double freight and rehandling costs may be "so abnormal" as to require treatment as current period charges rather than recorded as adjustments to the value of the inventory. SFAS No. 151 requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, SFAS No. 151 requires that allocation of fixed production overheads to the cost of conversion be based on the normal capacity of the production facilities. The provision of SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after the date SFAS No. 151 was issued. The adoption of SFAS No. 151 is not expected to have a material impact on the Company's financial position or results of operations.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of cash, accounts receivable, accounts payable, and notes payable approximates fair value.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company evaluates the recoverability of its long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the estimated future undiscounted cash flows attributable to such assets. If impairment is indicated, the asset is written down to its estimated fair value based on a discounted cash flow analysis. The Company reviews long-lived assets for impairment annually or whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of the assets are no longer appropriate. Each impairment test is based on a comparison of the estimated undiscounted cash flows of the asset as compared to the recorded value of the asset.

TRANSLATION OF FOREIGN CURRENCIES

The assets and liabilities of the Company's foreign subsidiaries, whose cash flows are primarily in their local currency, have been translated into U.S. dollars using the current exchange rates at each balance sheet date. The operating results of these foreign subsidiaries have been translated at average exchange rates that prevailed during each reporting period. Adjustments resulting from translation of foreign currency financial statements are reflected as accumulated other comprehensive income in the consolidated balance sheets.

Exchange gains and losses resulting from foreign currency transactions (transactions denominated in a currency other than that of the entities' primary cash flow), excluding long-term intercompany receivables and investments, are included in operations in the period in which they occur. Foreign exchange transaction gains and losses are included in the results of operations in other income, net. The Company had foreign exchange loss of $50 in fiscal 2005, gain of $43 in fiscal 2004 and gain of $158 in fiscal 2003.

2. PURCHASE OF ASSETS, INVESTMENT, AND INTANGIBLES

INVESTMENT IN CARDIOWORKS, INC.

On August 30, 2001, the Company invested $2,000 in CardioWorks, Inc. (CardioWorks) in exchange for a 15 percent equity position and a seat on the Board of Directors. The Company accounted for this investment under the equity method due to the Company's ability to exercise significant influence over operating and financial policies. CardioWorks used the Company's investment proceeds to establish the technical framework to perform clinical data research analysis on treatment protocols and outcomes in order to create revenue generating opportunities from pharmaceutical and device manufacturers. The investment included in other assets on the balance sheets was $0 and $1,651 as of July 31, 2005 and 2004, respectively. See Note 6 for discussion of the subsequent impairment of the investment in CardioWorks in fiscal 2005.

Simultaneous with this investment, the Company entered into a Joint Development, Distribution and Support Agreement with CardioWorks for the development and commercialization of certain cardiology specific electronic medical records
(EMR) technology that CardioWorks had developed. The Company invested significant time and effort during fiscal years 2003 to 2005 to develop the CardioWorks EMR product. Subsequent to July 31, 2005, the Company negotiated an agreement with a third party for marketing and distribution of the CardioWorks EMR product.

ACQUISITION OF VMI MEDICAL, INC. (VMI)

On November 6, 2002, the Company purchased all the outstanding shares of VMI Medical, Inc. (VMI) of Ottawa, Canada for $2,000 and future consideration (as defined in the VMI Payout Agreement) which was based on VMI achieving certain performance criteria over specified periods. Subsequent evaluation by management of the estimated payout under the agreement resulted in an additional payment accrual of $818 and goodwill recorded during fiscal 2004.

The Company acquired the software technology product line of Echo IMS and Cardio IMS on November 6, 2002, in conjunction with the acquisition of VMI, and the majority of the purchase price (approximately $1.5 million) was assigned to these intellectual properties. These software technology products are currently utilized in the pediatric market.

During the initial budgeting process for fiscal year 2006 (initiated in April
2005), it became apparent to the Company that the market penetration of the Echo IMS and Cardio IMS software technology products had been less than anticipated due to the limited number of pediatric hospitals able to make the capital investment needed to implement these products. See Note 6 for discussion of the subsequent impairment of the intangible assets recorded in fiscal 2005.

QUINTON ASSET PURCHASE

On October 20, 2003, the Company acquired certain assets from Quinton, Inc.
(QTN), a Washington corporation, primarily related to intellectual property rights and interests associated with QTN's Q-Cath hemodynamics and monitoring system business. The Company's decision to acquire these assets and liabilities was based on its desire to expand its current product offerings and gain access to QTN's existing customer base. The Company's total investment amounted to $1,750, with payments of $1,000 due at closing and $750 due one year from the closing date.

In connection with the above transaction, the parties entered into a Cooperative Marketing Agreement. The Cooperative Marketing Agreement, which has a term of four years, provides for QTN to potentially earn up to an additional $1,500 in commissions upon the successful conversion of each QTN Q-Cath system to the Company's Physiolog and Vericis products. The Company allocated the purchase price of $1,750 to the acquired assets, which included $274 to inventory and $1,476 to the customer list, based on their relative fair value at the date of purchase. The intangible asset related to the customer list is being amortized over the estimated useful life of four years. The unamortized balance of the customer list intangible was approximately $830 and $1,200 at July 31, 2005 and 2004, respectively.

3. INVENTORIES

Inventories consist of the following components at July 31:

                                 2005     2004
                                ------   ------
Raw materials                   $5,108   $4,832
Work in process                    178      367
Finished goods                   2,904    3,346
                                ------   ------
                                 8,190    8,545
Less reserve for obsolescence    3,897    3,958
                                ------   ------
                                $4,293   $4,587
                                ======   ======

4. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following components at July 31:

                                  2005      2004
                                -------   -------
Land                            $   463   $   463
Buildings and improvements        6,823     6,878
Machinery and equipment           5,268     5,388
Furniture and fixtures            2,241     2,401
Computers, software and other     7,473     7,925
                                -------   -------
                                 22,268    23,055
Less accumulated depreciation    15,253    15,000
                                -------   -------
                                $ 7,015   $ 8,055
                                =======   =======

The following is a summary of equipment held under capital lease obligations and is included in property, plant and equipment in the accompanying financial statements.

                                2005   2004
                                ----   ----
Equipment                       $641   $696
Less accumulated depreciation    518    394
                                ----   ----
                                $123   $302
                                ====   ====

Depreciation expense was $1,752 in fiscal 2005, $1,631 in fiscal 2004, and $2,028 in fiscal 2003 and includes depreciation of assets held under capital lease.

5. GOODWILL AND INTANGIBLE ASSETS

Goodwill and intangible assets consist of the following components at July 31:

                                    2005     2004
                                   ------   ------
GOODWILL                           $  516   $1,334
AMORTIZABLE INTANGIBLE ASSETS:
   Intellectual property               --    2,855
   Customer list                    1,476    1,476
                                   ------   ------
                                    1,476    4,331
   Less accumulated amortization      904    1,533
                                   ------   ------
                                   $1,088   $4,132
                                   ======   ======

Amortization expense for intangible assets was approximately $830 in fiscal 2005, $850 in fiscal 2004, and $433 in fiscal 2003. Amortization lives of intangible assets range from four to five years.

6. ASSET IMPAIRMENT CHARGES

During fiscal 2005, the Company recorded asset impairment charges as an operating expense in the Company's consolidated statements of operations and changes in retained earnings as follows:

Goodwill                          $  434
Intangible asset                   1,535
Investment in CardioWorks, Inc.    1,630
                                  ------
                                  $3,599
                                  ======

There were no asset impairment charges recorded for the years ended July 31, 2004 and 2003.

GOODWILL

In fiscal 2005, the Company decided not to make the required significant additional investment in research and development in order for VMI to realize the potential market opportunities of the Echo IMS and Cardio IMS software technology products due to the lower than anticipated participation by the pediatric hospitals. Due to the changes in circumstance, the Company performed an impairment test of the Company's goodwill in accordance with SFAS No. 142, Goodwill and Other Intangible Assets, in the third quarter of fiscal 2005.

The estimated fair value of the VMI investment was less than the book value of its assets, and the Company recorded an impairment charge of $434 in fiscal 2005 and a related balance sheet reclass to reduce goodwill and accrued liabilities for the unpaid contingent consideration which was no longer owed.

Also, the Company determined that significant additional investment would be required to complete the development efforts on these products. As a result, the Company performed an assessment of the recoverability of these long-lived assets related to the acquired software technology products of Echo IMS and Cardio IMS. The Company evaluated the future undiscounted cash flows attributable to these software technology products with the net book value exceeding the estimated future undiscounted cash flows. The Company recorded an asset impairment charge of $1,535 related to the acquired software technology products of Echo IMS and Cardio IMS in fiscal 2005, leaving a balance of zero as of July 31, 2005.

IMPAIRMENT OF INVESTMENT IN CARDIOWORKS

Due to delays in the availability of the front end data collection software, CardioWorks experienced delays in bringing their product to market and had expended the majority of their working capital. Based upon the uncertainty of CardioWorks funding their working capital needs as well as the inability of the Company to recover its investment, the Company determined that its investment in CardioWorks was impaired. Accordingly, the Company recorded an impairment charge of $1,630 in fiscal 2005 to write off the investment in CardioWorks as of July 31, 2005.

7. ACCRUED LIABILITIES

Accrued liabilities consist of the following components at July 31:

                                              2005     2004
                                             ------   ------
Accrued employee compensation and benefits   $1,867   $1,808
Accrued warranty                                737      985
Other                                           668      452
                                             ------   ------
                                             $3,272   $3,245
                                             ======   ======

8. NOTES PAYABLE

Notes payable consist of the following at July 31:

                                                                     2005   2004
                                                                     ----   ----
Note payable issued in October 2004 for the acquisition of certain assets from Quinton, with imputed interest at 4% (repaid during
   fiscal 2005)                                                       $--   $743
Other noninterest-bearing note payable                                 42     42
                                                                      ---   ----
                                                                       42    785
Less current portion                                                   42    785
                                                                      ---   ----
                                                                      $--   $ --
                                                                      ===   ====

Total interest expense was $86 in fiscal 2005, $105 in fiscal 2004 and $95 in fiscal 2003.

9. LEASES AND RENTAL COMMITMENTS

The Company leases office and warehouse space and equipment under noncancelable operating leases. These leases contain renewal options. Total rental expense amounted to $404 in fiscal 2005, $398 in fiscal 2004 and $335 in fiscal 2003.

The following is a schedule by year of future minimum lease payments at July 31, 2005:

                                                CAPITAL   OPERATING
                                                 LEASES     LEASES
                                                -------   ---------
2006                                              $110      $  276
2007                                                35         318
2008                                                27         324
2009                                                --         298
2010                                                --         114
                                                  ----      ------
                                                   172       1,330
Less amounts representing interest                  10          --
                                                  ----      ------
Present value of minimum lease payments
   (includes current portion of $104 in 2005)     $162      $1,330
                                                  ====      ======

10. OTHER INCOME AND EXPENSES

Other income consists primarily of loss attributable to the Company's investment in CardioWorks which is accounted for under the equity method, foreign exchange gains (losses), interest expense and income (loss) on the sale of property, plant and equipment.

11. STOCK OPTION AND STOCK BONUS PLANS

At July 31, 2005, employees of the Company participated in key employee stock option plans and key employee stock bonus plans of the Parent. Employee stock options were paid out or terminated with the sale of the Company - see Note 16 for subsequent event.

Options granted under the key employee stock option plans generally become exercisable in installments commencing no earlier than two years from the date of grant and no later than six years from the date of grant. Unexercised options expire up to seven years from date of grant. Options issued under the plans are nonqualified options or incentive stock options and are issued at prices of not less than 100 percent of the fair market value of the common stock of the Parent at the date of grant. Tax benefits and exercise of these options are recorded by the Parent, and the exercise of these options had no impact on the financial statements of the Company.

As permitted under SFAS No. 123, Accounting for Stock Based Compensation (revised June 2004), the Company currently accounts for share-based payments to employees using the intrinsic value method in accordance with APB 25 and, as such, generally recognizes no compensation cost for employee stock options as the option price is equal to the fair market value of common stock at the date of grant. As of July 31, 2005, there were approximately 46,000 stock options granted to employees of the Company under these plans, of which approximately 9,000 options had been exercised, and approximately 11,000 were vested with option prices ranging from $34 to $47 per share. Had compensation expense for the Company's participation in the Parent's stock based compensation plan been recorded and applied in accordance with SFAS No. 123, and recognized ratably over the options' vesting period, the Company's pro forma net loss would have been increased by approximately $74, $178 and $214 for the years ended July 31, 2005, 2004 and 2003, respectively.

Under the Parent's key employee stock bonus plans, common stock may be granted to key employees under terms and conditions as determined by the Board of Directors of the Parent. Generally, participants under the stock bonus plans may not dispose or otherwise transfer stock granted for three years from date of grant. Stock granted under these plans generally vest in four equal installments beginning in the third year from the date of grant. Upon issuance of stock under the plans, unearned compensation equivalent to the market value at the date of grant is charged to the Parent's stockholders' equity and subsequently amortized over the periods during which the restrictions lapse (up to six years). Amortization of unearned compensation of $83 in fiscal 2005, $107 in fiscal 2004 and $107 in fiscal 2003 was recorded by the Company for costs associated with its employees participating in the restricted stock option plan.

12. RETIREMENT PLANS

Employees of the Company are eligible to participate in The Analogic Corporation Profit Sharing/40l(k) Plan (the Plan) which is a qualified retirement plan to provide retirement income for employees through employee contributions and employer contributions from the Company and its Parent. Employer contributions are discretionary and may be in the form of a direct profit sharing contribution or a discretionary matching contribution as determined and approved by the Board of Directors of the Parent. The Parent's contribution each year shall in no event exceed the maximum allowable under applicable provision of the Internal Revenue Code. All contributions vest immediately.

This Plan, as allowed under Section 401(k) of the Internal Revenue Code, permits tax deferred salary/wage deductions for eligible employees. Employees may contribute from one percent to 80 percent of their eligible compensation to the Plan, limited to a maximum annual amount as determined by the Internal Revenue Service.

Beginning in fiscal year 2003, the Parent elected to contribute five percent of its net income, as defined, to the Plan. The Parent charged the Company $142 in fiscal 2005, $168 in fiscal 2004 and $315 in fiscal 2003 for contributions made to the Plan for benefit to the accounts of employees of the Company.

13. INCOME TAXES

The components of the provision for income taxes are as follows:

                                     2005      2004     2003
                                   -------   -------   -----
Current income taxes (benefits)
   Federal                         $ 1,227   $(3,864)  $ 627
   State                               237      (729)    139
   Foreign                              (3)       66      --
                                   -------   -------   -----
                                   $ 1,461   $(4,527)  $ 766
                                   =======   =======   =====
Deferred income taxes (benefits)
   Federal                         $(2,389)  $ 3,904   $(358)
   State                              (450)      736    (505)
   Foreign                              --        --      --
                                   -------   -------   -----
                                   $(2,839)  $ 4,640   $(863)
                                   =======   =======   =====

Loss before income taxes from domestic and foreign operations is as follows:

             2005      2004      2003
           -------   -------   -------
Domestic   $(3,819)  $   (26)  $  (714)
Foreign     (3,247)   (2,588)   (1,815)
           -------   -------   -------
           $(7,066)  $(2,614)  $(2,529)
           =======   =======   =======

The components of the deferred tax assets and liabilities are as follows at July 31, 2005:

                                DEFERRED     DEFERRED
                                   TAX         TAX
                                 ASSETS    LIABILITIES
                                --------   -----------
Deferred revenue                 $1,007       $   --
Intangibles                         237           --
Bad debt                             45           --
Inventory                         1,591           --
Warranty                            288           --
Unrealized equity gain (loss)       742           --
Capitalized software, net            --        1,580
Other                               440            8
                                 ------       ------
                                 $4,350       $1,588
                                 ======       ======

The components of the deferred tax assets and liabilities are as follows at July 31, 2004:

                                DEFERRED     DEFERRED
                                   TAX         TAX
                                 ASSETS    LIABILITIES
                                --------   -----------
Deferred revenue                 $   --       $1,655
Intangibles                         145           --
Bad debt                             63           --
Inventory                         1,589           --
Warranty                            384           --
Unrealized equity gain (loss)        97           --
Capitalized software, net                      1,209
Other                               510           --
                                 ------       ------
                                 $2,788       $2,864
                                 ======       ======

A reconciliation of income taxes at the United States statutory rate to the effective tax rate follows:

                                             2005   2004   2003
                                             ----   ----   ----
U.S. federal statutory tax rate               35%    35%    35%
State income taxes, net of federal benefit     2%    --      1%
Meals and entertainment                       (1%)   (2%)   (3%)
International operations                     (17%)  (37%)  (25%)
Other                                         --     --     (4%)
                                             ---    ---    ---
                                              19%    (4%)    4%
                                             ===    ===    ===

The Company does not provide for U.S. federal income taxes on undistributed earnings of consolidated foreign subsidiaries as such earnings are intended to be indefinitely reinvested in those operations. Determination of the potential deferred income tax liability on these undistributed earnings is not practicable because such liability, if any, is dependent on circumstances existing if and when remittance occurs.

The Company had net operating loss and credit carry forwards in Canada of approximately $7,413, $6,073 and $5,281 for the years ended July 31, 2005, 2004 and 2003, respectively, which expire from year 2006 to year 2012.

Income taxes for the Canadian subsidiaries are calculated separately from the U.S. provision for federal income taxes and separate tax returns are filed under Canadian tax laws. Management has determined that it is more likely than not that the Company will not recognize the benefit of the Canadian (foreign) losses and tax credits and as a result, valuation allowances have been established at 100 percent of the balances outstanding at July 31, 2005 and July 31, 2004. The increase in the valuation allowance in fiscal 2005 is the result of additional losses incurred by the Canadian subsidiaries.

The Company's federal tax return is filed on a consolidated basis with its Parent and other subsidiary companies of the Parent. Taxable losses of the Company are used as offsets against the taxable income of other members of the Parent's federal tax return. The Company's federal tax provision is based upon total utilization of any tax losses by the Parent and tax related balances are recorded as due to (from) the Parent. Taxes have been computed as if the Company operated on a stand-alone basis, excluding certain credits and deductions that are only available to the Parent or one member of the consolidated group.

14. RELATED PARTY TRANSACTIONS

The Company is a subsidiary of Analogic Corporation and, as such, certain transactions are processed and recorded by the Parent. The Company pays management fees to the Parent for legal, accounting, risk management, employee benefit administration and executive management services which are performed by the Parent for the benefit of its subsidiaries. The Parent may incur other charges, such as legal or accounting services, on behalf of the Company that are not billed to the Company; such charges are not included in the accompanying consolidated statements of operations and changes in retained earnings and are considered expenses of the Parent.

The Company makes or obtains advances to or from the Parent as working capital needs dictate and is charged interest for such advances. In addition, as discussed in Note 13, the Company files a consolidated federal income tax return with its Parent. Benefits and refunds resulting from losses incurred by the Company were collected by the Parent and are included in the net balance due to or from the Parent. Other assets at July 31, 2005, include a net amount due from the Parent of $1,700 consisting of accrued tax benefits receivable of $3,649 net of advances from the Parent of $1,949. Due from parent of $2,292 at July 31, 2004, consists of accrued tax benefits receivable of $5,098 net of advances from the Parent of $2,806. Interest paid on amounts due to the Parent was $58 in fiscal 2005, $28 in fiscal 2004, and $6 in fiscal 2003.

15. CONCENTRATION OF CREDIT RISKS

Sales revenue and accounts receivable potentially subject the Company to credit risk. The Company had one major customer that accounted for approximately 14 percent of sales in fiscal 2005, 15 percent in fiscal 2004, and 28 percent in fiscal 2003. At July 31, 2005, the Company had accounts receivable from two major customers totaling 25 percent of the outstanding balance. Substantially all of these receivables were collected subsequent to July 31, 2005.

16. SUBSEQUENT EVENTS

On November 1, 2005, Analogic Corporation announced that it had sold 100 percent of the stock of the Company to Emageon for $40,000. Emageon, Inc. acquired all the assets and assumed all liabilities of the Company except for cash, intercompany balances due to Analogic Corporation, notes payable and any assets or liabilities relating to taxes of any type arising from activities prior to November 1, 2005. In addition, Emageon, Inc. obtained certain indemnifications for certain events or transactions that were pending at the date of sale. The ultimate impact of the purchase on the Company, if any, has not been determined at this date.

For tax purposes, consistent with Internal Revenue Code Section 338(h)(10), the Company will elect to treat this acquisition as an asset purchase. This election allows the basis in the assets of Camtronics to be valued for tax purposes at fair market value on the date of purchase. This election will eliminate any deferred income or expense items related to assets acquired in the acquisition, as the assets will have the same cost for book as well as tax purposes. Also, no tax attributes will carryover from Camtronics, such as net operating losses.